Exhibit 99.1

News Release

Novelis Reports Fiscal Year 2015 Results
Strategic Business Model Driving Results Despite Market Challenges

•	Net income increased 42 percent to $148 million

•	Record sales of $11.1 billion on record shipments of 3,050 kilotonnes

•	Strong free cash flow of $71 million

•	Adjusted EBITDA increased two percent to $902 million

•	Record automotive shipments following the successful launch of three new finishing lines to capture growing demand

•	Achieved an average recycled content input rate of 53 percent in the fourth quarter

ATLANTA, May 12, 2015 – Novelis, the world leader in aluminum rolling and recycling, today reported net income of $148 million for fiscal year 2015, a 42 percent increase from the $104 million reported in fiscal 2014.  Excluding certain tax-effected items, net income increased four percent to $161 million in fiscal 2015.
"Fiscal 2015 was a successful year as we grew our portfolio of high-recycled, premium products," said Steve Fisher, Interim President and Chief Executive Officer for Novelis.  "We achieved record total shipments, drove benefits from expanding low-cost recycling capabilities worldwide, and grew automotive shipments to record levels, strengthening our leadership position in this fast growing segment.  While we are pleased with these achievements, the strengthening U.S. dollar and declining local market metal premiums in the fourth quarter tempered our results.”
Adjusted EBITDA grew two percent to $902 million in fiscal 2015 compared to the $885 million reported in fiscal 2014. The increase was primarily driven by higher shipments, favorable product mix due to a strategic shift to grow automotive shipments and cost benefits from using a higher percentage of recycled metal inputs. Partially offsetting these gains were higher costs associated with the start-up and support of new capacity, lower pricing in some Asian markets, as well as unfavorable foreign exchange and metal price lag.
Fiscal 2015 revenues increased 14 percent to $11.1 billion compared to $9.8 billion in fiscal 2014.  Revenue growth was driven by a five percent increase in shipments of rolled aluminum products to 3,050 kilotonnes in fiscal year 2015.  Every operating region reported an increase in shipments year-over-year.  Higher average metal prices in fiscal year 2015 also contributed to the increase in revenues.
The Company noted a number of accomplishments over the past fiscal year:

•	generated positive free cash flow after funding $518 million in capital investments;

•	captured strong automotive and can sheet demand through strategic capacity additions to grow global shipments;

•	grew automotive shipments 28 percent over the prior year by meeting strong customer demand across Europe and by utilizing new automotive finishing capacity in the U.S. and China;

•
drove cost benefits through expanded recycling operations globally, increasing the fiscal year 2015 average recycled content rate by three points to 49 percent for the full year and achieving a record fourth quarter rate of 53 percent;

•	added evercycleTM, the world’s first independently certified high-recycled content specialty sheet, to its unique portfolio of certified high-recycled content products including evercanTM; and

•
strengthened its core premium product portfolio by completing the sale of its household foil operations in North America and the majority of its hydroelectric power generation operations in Brazil, as well as closing its smelter in Brazil.

(in $M)	Year Ended	Year Ended
	3/31/2015	3/31/2014
Free Cash Flow	$71	$(16)
Capital Expenditures	$518	$717

The company reported free cash flow of $71 million for the year, an $87 million increase over the prior year. "We generated positive free cash flow for fiscal year 2015 as a result of strong operating results, lower capital spending, and structural reductions to working capital, despite volatile metal prices and higher working capital requirements as we ramp up new assets,” said Fisher.
At the end of the fiscal 2015, the company reported liquidity of $1.1 billion.

Fourth Quarter Results
Shipments of aluminum rolled products totaled 758 kilotonnes for the fourth quarter of fiscal 2015, up slightly compared to shipments of 753 kilotonnes for the same period last year.  Net sales increased to $2.8 billion compared to $2.5 billion in the prior year period.
Adjusted EBITDA for the fourth quarter of fiscal 2015 was $201 million compared to the $250 million reported for the same period a year ago.  While automotive shipments ramped up as expected, the positive benefits from product mix shift were more than offset by unfavorable foreign exchange, falling local market metal premiums in the fourth quarter of fiscal 2015 compared to rising premiums in the fourth quarter of fiscal 2014, and an unexpected North American hot mill outage early in the fourth quarter of fiscal 2015.
The Company reported net income of $29 million for the fourth quarter of fiscal 2015.

Fourth Quarter and Fiscal Year 2015 Earnings Conference Call
Novelis will discuss its fourth quarter and fiscal year 2015 results via a live webcast and conference call for investors at 8:00 a.m. ET on Tuesday, May 12, 2015. To view slides and listen only, visit the web at https://cc.callinfo.com/r/1dvc60nltf0wx&eom. To join by telephone, dial toll-free in North America at 800 757 8521, India toll-free at 0008008521504 or the international toll line at +1 212 231 2920. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and the world's largest recycler of aluminum. The company operates in 11 countries, has approximately 11,500 employees and reported $11.1 billion in revenue for its 2015 fiscal year. Novelis supplies premium aluminum sheet and foil products to transportation, packaging, construction, industrial and consumer electronics markets throughout North America, Europe, Asia and South America. The company is a subsidiary of Hindalco Industries Limited, part of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/NovelisInc and Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Consolidated Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA and Free Cash Flow, Reconciliation to Liquidity and Net Income excluding Certain Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws.  Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions.  An example of forward looking statements in this news release is our expectation that we will reduce working capital and generate positive free cash flow by the end of the fiscal year. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements.  We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; the effect of taxes and changes in tax rates; our level of indebtedness and our ability to generate cash. The above list of factors is not exhaustive.  Other important risk factors included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 (and our upcoming Annual Report on Form 10-K for the fiscal year ended March 31, 2015) are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Neil Hirsch	Megan Cochard
+1 404 760 4465	+1 404 760 4170
neil.hirsch@novelis.com	megan.cochard@novelis.com

Novelis Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions)

	(unaudited)
	Quarter ended,		Year ended,
	March 31,		March 31,
	2015	2014	2015	2014

Net sales	$2,789	$2,549	$11,147	$9,767
Cost of goods sold (exclusive of depreciation and amortization)	2,483	2,203	9,793	8,468
Selling, general and administrative expenses	108	117	427	461
Depreciation and amortization	86	87	352	334
Research and development expenses	12	11	50	45
Interest expense and amortization of debt issuance costs	78	77	326	304
Loss (gain) on assets held for sale	1	—	(22)	(6)
Restructuring and impairment, net	(1)	29	37	75
Equity in net loss of non-consolidated affiliates	1	—	5	12
Other expense (income), net	3	(14)	17	(41)
	2,771	2,510	10,985	9,652
Income before income taxes	18	39	162	115
Income tax (benefit) provision	(11)	(15)	14	11
Net income	29	54	148	104
Net income attributable to noncontrolling interests	—	—	—	—
Net income attributable to our common shareholder	$29	$54	$148	$104

Novelis Inc.
CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares)

	March 31, 2015	March 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$628	$509
Accounts receivable, net
— third parties (net of uncollectible accounts of $3 and $4 as of March 31, 2015 and 2014, respectively)	1,289	1,382
— related parties	53	54
Inventories	1,431	1,173
Prepaid expenses and other current assets	112	101
Fair value of derivative instruments	77	51
Deferred income tax assets	79	101
Assets held for sale	6	102
Total current assets	3,675	3,473
Property, plant and equipment, net	3,542	3,513
Goodwill	607	611
Intangible assets, net	584	640
Investment in and advances to non–consolidated affiliates	447	612
Deferred income tax assets	95	80
Other long–term assets
— third parties	137	173
— related parties	15	12
Total assets	$9,102	$9,114
LIABILITIES AND SHAREHOLDER’S (DEFICIT) EQUITY
Current liabilities
Current portion of long–term debt	$108	$92
Short–term borrowings	846	723
Accounts payable
— third parties	1,854	1,418
— related parties	44	53
Fair value of derivative instruments	149	60
Accrued expenses and other current liabilities
— third parties	572	547
— related party	—	250
Deferred income tax liabilities	20	16
Liabilities held for sale	—	11
Total current liabilities	3,593	3,170
Long–term debt, net of current portion	4,349	4,359
Deferred income tax liabilities	261	425
Accrued postretirement benefits	748	621
Other long–term liabilities	221	271
Total liabilities	9,172	8,846
Commitments and contingencies
Shareholder’s (deficit) equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of March 31, 2015 and 2014	—	—
Additional paid–in capital	1,404	1,404
Accumulated deficit	(925)	(1,073)
Accumulated other comprehensive loss	(561)	(91)
Total (deficit) equity of our common shareholder	(82)	240
Noncontrolling interests	12	28
Total (deficit) equity	(70)	268
Total liabilities and (deficit) equity	$9,102	$9,114

Novelis Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended March 31,
	2015	2014
OPERATING ACTIVITIES
Net income	$148	$104
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	352	334
Loss (gain) on unrealized derivatives and other realized derivatives in investing activities, net	39	(3)
Gain on assets held for sale, net	(22)	(6)
Loss on sale of assets	5	9
Impairment charges	7	24
Deferred income taxes	(88)	(129)
Amortization of fair value adjustments, net	10	12
Equity in net loss of non-consolidated affiliates	5	12
Gain on foreign exchange remeasurement of debt	(5)	(2)
Amortization of debt issuance costs and carrying value adjustments	25	26
Other, net	1	(4)
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(54)	106
Inventories	(390)	17
Accounts payable	578	159
Other current assets	(27)	—
Other current liabilities	66	32
Other noncurrent assets	7	(9)
Other noncurrent liabilities	(53)	20
Net cash provided by operating activities	604	702
INVESTING ACTIVITIES
Capital expenditures	(518)	(717)
Proceeds from sales of assets, third party, net of transaction fees and hedging	117	8
Proceeds from the sale of assets, related party, net of transaction fees	—	8
Outflows from investments in and advances to non-consolidated affiliates, net	(20)	(16)
Proceeds from settlement of other undesignated derivative instruments, net	5	15
Net cash used in investing activities	(416)	(702)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	362	169
Principal payments of long-term and short-term borrowings	(324)	(164)
Revolving credit facilities and other, net	160	208
Return of capital to our common shareholder	(250)	—
Dividends, noncontrolling interest	(1)	—
Debt issuance costs	(3)	(8)
Net cash (used in) provided by financing activities	(56)	205
Net increase in cash and cash equivalents	132	205
Effect of exchange rate changes on cash	(13)	3
Cash and cash equivalents — beginning of period	509	301
Cash and cash equivalents — end of period	$628	$509

Reconciliation from Net Income Attributable to our Common Shareholder to Adjusted EBITDA (unaudited)
Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

(in millions)	Quarter ended,		Year ended,
	March 31,		March 31,
	2015	2014	2015	2014
Net income attributable to our common shareholder	$29	$54	$148	$104
Income tax (provision) benefit	11	15	(14)	(11)
Interest, net	(76)	(74)	(320)	(297)
Depreciation and amortization	(86)	(87)	(352)	(334)
EBITDA	180	200	834	746

Unrealized (losses) gains on change in fair value of derivative instruments, net	(12)	(5)	—	(10)
Realized (losses) gains on derivative instruments not included in segment income	(2)	(1)	(6)	5
Adjustment to eliminate proportional consolidation	(6)	(10)	(33)	(40)
Loss on sale of fixed assets	(1)	(5)	(5)	(9)
(Loss) gain on assets held for sale, net	(1)	—	22	6
Restructuring and impairment, net	1	(29)	(37)	(75)
Other expense, net	—	—	(9)	(16)
Adjusted EBITDA	$201	$250	$902	$885

Free Cash Flow and Cash and Cash Equivalents (unaudited)
The following table shows the “Free cash flow” for the year ended March 31, 2015 and 2014 and the ending balances of cash and cash equivalents (in millions).

	Year Ended March 31,
	2015	2014
Net cash provided by operating activities	$604	$702
Net cash used in investing activities	(416)	(702)
Less: Proceeds from sales of assets, net of transaction fees and hedging	(117)	(16)
Free cash flow	$71	$(16)
Ending cash and cash equivalents	$628	509

Total Liquidity (unaudited)
The following table shows available liquidity as of March 31, 2015 and 2014 (in millions).

	March 31,
	2015	2014
Cash and cash equivalents	$628	$509
Availability under committed credit facilities	510	511
Total liquidity	$1,138	$1,020

Reconciliation of Net Income to Net Income, excluding Certain Items (unaudited)
The following table shows Net Income attributable to our common shareholder excluding Certain Items (in millions). We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Quarter ended,		Year ended,
	March 31,		March 31,
	2015	2014	2015	2014
Net income attributable to our common shareholder	$29	$54	$148	$104
Certain Items:
Loss (gain) on assets held for sale, net	1	—	(22)	(6)
Restructuring and impairment, net	(1)	29	37	75
Tax effect on Certain Items	—	(8)	(2)	(18)
Net income attributable to our common shareholder, excluding Certain Items	$29	$75	$161	$155

Segment Information (unaudited)
The following table shows selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended March 31, 2015	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$62	$39	$35	$69	$(4)	$201
Shipments
Rolled products - third party	240	224	173	121	—	758
Rolled products - intersegment	3	16	23	10	(52)	—
Total rolled products	243	240	196	131	(52)	758

Selected Operating Results Three Months Ended March 31, 2014	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$68	$73	$33	$75	$1	$250
Shipments
Rolled products - third party	247	232	154	120	—	753
Rolled products - intersegment	—	10	3	4	(17)	—
Total rolled products	247	242	157	124	(17)	753

Selected Operating Results Year Ended March 31, 2015	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$273	$250	$141	$240	$(2)	$902
Shipments
Rolled products - third party	1,002	889	701	458	—	3,050
Rolled products - intersegment	5	49	67	32	(153)	—
Total rolled products	1,007	938	768	490	(153)	3,050

Selected Operating Results Year Ended March 31, 2014	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$229	$265	$160	$231	$—	$885
Shipments
Rolled products - third party	956	877	630	432	—	2,895
Rolled products - intersegment	2	34	10	15	(61)	—
Total rolled products	958	911	640	447	(61)	2,895